D# C20970-00

ARTICLES OF INCORPORATION OF KELLY'S COFFEE GROUP, INC.

ARTICLE 1.

Company Name

1.1 The name of this corporation is Kelly's Coffee Group, Inc.

ARTICLE 2.

Duration

2.1 The corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE 3.

Principal Office & Registered Agent

3.1 The resident agent and registered office located within the State of Nevada is:

LaVonne Frost
711 South Carson St. Suite 1
Carson City, Nevada 89701

ARTICLE 4.

Purpose

4.1 The purpose for which the corporation is organized is to engage in any lawful activity within or without the State of Nevada.

ARTICLE 5.

Board of Directors

5.1. Number. The members of the governing Board of the Corporation shall be styled "Directors", and the first Board shall be three (3) in number. The Number of directors shall not be reduced to less than one (1) nor exceed seven (7) and may, at any time or times, be increased or decreased in such manner as shall be provided in the Bylaws of the corporation or by an amendment to the Bylaws of the corporation duly adopted by either the Board of Directors or the Shareholders.

5.2 The names and addresses of the first Board of Directors are as follows:

Richard D. Surber
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

David Wolfson
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

Kevin Schillo
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

ARTICLE 6.

Capital Stock

6.1 Authorized Capital Stock. The total number of shares that may be issued by the Corporation and that the Corporation will be authorized to have is One Billion Fifty Million (1,050,000,000) of the par value per share hereinafter set forth. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows.

6.2 Common Stock. The total number of shares of Common Stock this Corporation shall have the authority to issue is One Billion (1,000,000,000). The Common Stock shall have a par value of $0.001 per share. Each share of Common Stock shall have, for all purposes, one (1) vote per share. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required.

6.3. Preferred Stock. The total number of shares of Preferred Stock this Corporation is authorized to issue is Fifty million (50,000,000) shares with a stated par value of $0.001 per share. The Board of Directors is hereby authorized from time to time, without shareholder action, to provide for the issuance of Preferred Stock in one or more series not exceeding in the aggregate the number of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time. The Board of Directors of the Corporation is vested with authority to determine and state the designations and the preferences, limitations, relative rights, and voting rights, if any of each such series by the adoption and filing in accordance with the Nevada Revised Statutes, before the issuance of any shares of such series, of an amendment or amendments to these Articles of Incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of Preferred Stock of the same series shall be identical with each other in all respects.

ARTICLE 7.

No Further Assessments

7.1 The capital stock, after the amount of the subscription price has been paid in money, property, or services, as the Board of Directors shall determine, shall be subject to no further assessment to pay the debts of the corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 6., or any of the provisions hereof.

ARTICLE 8.

No Preemptive Rights

8.1 None of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the Corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any

additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

ARTICLE 9.

No Cumulative Voting

9.1 Shareholders will not have a right to cumulate their votes for the election of directors or for any purpose.

ARTICLE 10.

Election Not to be Governed By Provisions of NRS 78.411 to 78.444.

10.1 The Corporation, pursuant to NRS 78.434, hereby elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

ARTICLE 11.

Indemnification of Officers and Directors

11.1 The Corporation shall indemnify its directors, officers, employee, fiduciaries and agents to the fullest extent permitted under the Nevada Revised Statutes.

11.2 Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

11.3 Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

11.4 The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

11.5 No director, officer or shareholder shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
(b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

ARTICLE 12.

Purchase of Corporation's Shares

The corporation, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Nevada Corporations Code. Such purchases may be made either in the open marker or at a public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the corporation and at such prices as the Board of Directors shall from time to time determine.

ARTICLE 13.

Incorporators

The name and address of the Incorporator of the corporation is as follows:

Richard D. Surber
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

IN WITNESS WHEREOF, we have hereunto set our hands this 31st day of July, 2000, hereby declaring and certifying that the facts stated hereinabove are true.

Richard D. Surber, Incorporator and Director

David Wolfson, Director

Kevin Schillo

personally known to me to be the person whose name is subscribed to this instrument and who has acknowledged that he executed the same as a Director of Kelly's Coffee Group, Inc.

S
E
A
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Notary Public

4-14-2001

My Commission Expires

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